SCHEDULE 14A INFORMATION

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CATELLUS DEVELOPMENT CORPORATION

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

CATELLUS DEVELOPMENT CORPORATION

201 Mission Street, 2nd Floor

San Francisco, California 94105

Dear Catellus Stockholder:

I am pleased to invite you to attend the 2004 annual meeting of stockholders of Catellus Development Corporation, a Delaware corporation, which will be held at the Palace Hotel, Ralston Room, 2 New Montgomery Street, San Francisco, California, on May 4, 2004, at 9:00 a.m., local time.

Significantly, this is the first annual meeting of Catellus since we began operating as a real estate investment trust, or REIT. We are pleased to have completed the restructuring of our business operations, which we refer to as the REIT conversion, to allow us to begin operating as a REIT effective January 1, 2004.

At the annual meeting, you will be asked to: (a) elect nine directors; and (b) consider such other matters as may properly come before the meeting.

After careful consideration, your board of directors recommends that all stockholders vote “FOR” the election of the nine director nominees.

Your vote is important. Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, or vote your proxy by telephone or the Internet in accordance with the instructions on the proxy card. You may revoke your proxy in the manner discussed in the accompanying proxy statement at any time before it has been voted at the annual meeting.

This proxy statement provides you with detailed information that is important for you to know for the annual meeting. I would like to call particular attention to the discussion about the adoption this year by your board of directors of a policy regarding stockholder rights plans (also known as poison pills). This policy demonstrates your board’s continued adherence to high standards of corporate governance. You can get more information about Catellus on our website at www.catellus.com and from publicly available documents we have filed with the Securities and Exchange Commission. We encourage you to read carefully this entire proxy statement.

Sincerely,

Nelson C. Rising

Chairman of the Board and

Chief Executive Officer

April 1, 2004

This proxy statement is dated April 1, 2004, and is being first mailed to stockholders on or about April 1, 2004.

CATELLUS DEVELOPMENT CORPORATION

201 Mission Street, 2nd Floor

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 4, 2004

Catellus Development Corporation will hold its 2004 annual meeting of stockholders on May 4, 2004, at 9:00 a.m., local time, at the Palace Hotel, Ralston Room, 2 New Montgomery Street, San Francisco, California, for the following purposes:

(1)	To elect nine directors; and

(2)	To transact any other business that is properly brought before the annual meeting or at any adjournments or postponements of the annual meeting.

If you were a stockholder of record at the close of business on March 16, 2004, you are entitled to notice of, and to vote at, the annual meeting. For at least ten days before the meeting, we will make a list of our stockholders available at our offices at 201 Mission Street, 2nd Floor, San Francisco, California. Even if you plan to attend the meeting, we request that you sign and date the enclosed proxy card and return it without delay in the enclosed postage-paid envelope. Alternatively, you may vote electronically using the Internet (www.proxyvote.com) or by telephone by following the instructions on the proxy card. If you attend the meeting, you may withdraw your proxy vote and vote in person on any matter properly brought before the meeting.

Please vote using one of the methods set forth above, so that your shares of stock will be represented at the meeting.

By Order of the Board of Directors,

Vanessa L. Washington

Secretary

April 1, 2004

San Francisco, California

i

TABLE OF CONTENTS—(Continued)

ii

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Who can vote at the annual meeting?

A:	Holders of Catellus common stock at the close of business on March 16, 2004 can vote at the annual meeting.

Q:	What am I being asked to vote on at the annual meeting?

A:	You will be asked to consider and vote upon a proposal to elect nine directors. This year nine directors instead of eleven are being elected because your board of directors has amended our Bylaws to reduce the authorized number of directors from eleven to nine.

Q:	How does the board of directors recommend I vote on the proposal?

A:	Your board of directors unanimously recommends that you vote “FOR” the election of the nine director nominees.

Q:	Can I attend the annual meeting and vote my shares in person?

A:	Yes. All stockholders are invited to attend the annual meeting. Stockholders of record on March 16, 2004 can vote in person at the annual meeting. If your shares are held by a broker, bank or other nominee, then you are not the stockholder of record and you must bring to the annual meeting appropriate documentation from your broker, bank or other nominee confirming your beneficial ownership of the shares in order to vote at the annual meeting.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my nominee vote my shares for me?

A:	By following the instructions on your proxy card, you will be able to instruct your broker, bank or other nominee to vote your shares. Under the rules of the New York Stock Exchange, and as confirmed to us by the Exchange, your nominee is permitted to vote your shares on the election of the directors, even if the nominee does not receive instructions from you.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in this proxy statement.

You should then complete and sign your proxy card and return it in the enclosed postage-paid envelope as soon as possible so that your shares will be represented at the annual meeting, or vote your proxy by telephone or on the Internet in accordance with the instructions on your proxy card.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the annual meeting. You can do this by (i) giving written notice to our Corporate Secretary, (ii) filing another proxy with a later date, (iii) placing a later vote by telephone or on the Internet (which may not be placed later than 11:59 p.m., Eastern time, on May 3, 2004), or (iv) attending the meeting and voting in person. See “Voting and Proxies—Voting Procedures” on page 3.

Q:	Whom should I call with questions?

A:	If you would like additional copies of this proxy statement, or a new proxy card, or if you have questions or need assistance with the completion of your proxy card, please contact:

Investor Relations

201 Mission Street, 2nd Floor

San Francisco, CA 94105-1851

Call Toll-Free: (888) 285-5044

VOTING AND PROXIES

This proxy statement is being furnished to you in connection with the solicitation of proxies by the board of directors of Catellus Development Corporation (which we refer to as “Catellus” or the “Company”) for use at the annual meeting for the purposes described in this proxy statement and in the accompanying notice of annual meeting of stockholders of Catellus.

Date, Time and Place of the Annual Meeting

Date:	May 4, 2004
Time:	9:00 a.m., local time
Place:	The Palace Hotel, Ralston Room, 2 New Montgomery Street, San Francisco, California.

Purpose of the Annual Meeting

At the annual meeting, holders of Catellus common stock of record as of March 16, 2004 will be eligible to vote upon the following:

♦	Proposal 1: To elect nine directors; and

♦	To transact any other business that is properly brought before the annual meeting or at any adjournments or postponements of the annual meeting.

Recommendation of the Board of Directors

Our board of directors unanimously recommends that you vote “FOR” the election of the nine director nominees.

Record Date and Share Information

Our board of directors has fixed the close of business on March 16, 2004 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the annual meeting. As of the record date, there were 103,294,953 shares of Catellus common stock outstanding and entitled to vote and 14,506 holders of record. Each share of Catellus common stock has one vote on any matter properly brought before the meeting or at any adjournments or postponements of the annual meeting.

Quorum; Vote Required for Proposal

We must have a quorum at the annual meeting to transact any business. This means that a majority of our outstanding shares of common stock must be represented in person or by proxy at the annual meeting. Proxies marked as abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the annual meeting. An abstention on any proposal will have the effect of a vote cast against such proposal. Broker non-votes will not be treated as votes cast and, therefore, will have no effect on the election of directors.

Proposal 1: The election of the nine director nominees requires an affirmative vote of a plurality of the shares of Catellus common stock represented in person or by proxy at the annual meeting and entitled to vote. Accordingly, the nine nominees who receive the greatest number of “FOR” votes will be elected as directors of Catellus.

Shares Owned by Catellus’ Directors and Officers

On March 16, 2004, the record date, the directors and executive officers of Catellus and their affiliates owned and were entitled to vote 965,451 shares of Catellus common stock, or 0.93% of the shares outstanding on that date entitled to vote at the annual meeting. We currently expect that each director and executive officer of Catellus will vote the shares of Catellus common stock beneficially owned by such director or executive officer “FOR” the election of the nine director nominees.

Voting Procedures

If you sign and return the proxy card at or before the annual meeting, your shares will be voted as you specify on the proxy card. You may also vote electronically via the Internet (www.proxyvote.com) or by telephone by following the instructions set forth on the proxy card. If you sign and return the proxy card but do not specify a vote, your shares will be voted “FOR” Proposal 1.

We will appoint an inspector of elections to count the votes cast in person or by proxy at the meeting. If you mark your proxy to abstain from voting on any matter, your shares will be counted for purposes of determining whether there is a quorum but will not be voted on that matter. Similarly, if a broker, bank or other nominee indicates on its proxy that it does not have discretionary authority to vote on a particular matter as to certain shares and has not received voting instructions from the beneficial owner, those shares will be counted for purposes of determining whether there is a quorum but will not be voted on that matter.

Under the rules of the New York Stock Exchange, and as confirmed to us by the Exchange, if you hold your shares through a broker, bank or other nominee, your nominee is permitted to vote your shares on the election of the directors (Proposal 1), even if the nominee does not receive voting instructions from you. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on your proxy card to ensure that your shares are properly voted at the annual meeting.

You may revoke your proxy at any time after you have sent in your proxy card and before your proxy is voted at the annual meeting by:

♦	giving written notice to our Corporate Secretary at 201 Mission Street, 2nd Floor, San Francisco, California 94105 that you revoke your proxy;

♦	filing another proxy with a later date;

♦	placing a later vote by telephone or on the Internet (which may not be placed later than 11:59 p.m., Eastern time, on May 3, 2004); or

♦	by attending the meeting and voting in person, although attendance at the annual meeting will not by itself revoke a proxy.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions you receive from your nominee to change your vote. You may request to receive and view future proxy mailings and other stockholder communications online. For more information, please see the insert included with your proxy materials.

We are not aware of any matter that will be brought before the annual meeting other than those described in this proxy statement. If any other matter is properly brought before the meeting, the persons named as your proxies will be authorized by the proxy card to vote the shares represented by that proxy card in accordance with their best judgment.

Solicitation of Proxies and Expenses

We will bear the cost of this proxy solicitation. Brokers, banks and other nominees should forward soliciting materials to the beneficial owners of the stock that the nominees hold of record. We will reimburse nominees for their reasonable forwarding expenses. Our directors, officers and regular employees may also solicit proxies in person or by telephone or other means. These individuals will not receive additional compensation for these efforts, but may be paid for reasonable out-of-pocket expenses in connection with the solicitation.

PROPOSAL 1

ELECTION OF DIRECTORS

There are nine nominees for election to our board of directors. This year nine directors instead of eleven are being elected because the board of directors has amended Catellus’ Bylaws, effective upon the election of directors at the annual meeting, to reduce the authorized number of directors from eleven to nine. Each director is elected to serve annually until our next annual stockholders meeting and until his or her successor is elected and qualified. Each nominee has indicated a willingness to serve if elected. However, if any nominee should become unable to serve before the annual meeting, proxies voted for such nominees will be voted for the election of the replacement chosen by the board of directors. Management of Catellus has no reason to believe that any of the nominees will be unable or unwilling to serve if elected a director. Set forth below is certain information concerning the nominees, which is based on data furnished by them.

Each of the nominees listed below was recommended by non-management directors.

Nominees to the Board of Directors

Name of Nominee	Business Experience
Stephen F. Bollenbach Director since: 1999 Age: 61	Mr. Bollenbach has served as President and Chief Executive Officer of Hilton Hotels Corporation since 1996. From 1995 to 1996, Mr. Bollenbach was Executive Vice President and Chief Financial Officer of The Walt Disney Company. From 1993 to 1995, he was President and Chief Executive Officer of Host Marriott Corporation. Mr. Bollenbach is currently Chairman of Park Place Entertainment Corporation, a gaming spin-off from Hilton, and a director of Hilton Group PLC and Time Warner, Inc.

Daryl J. Carter Director since: 1995 Age: 48	Mr. Carter has served as Co-Chairman of Capri Capital, L.P., a real estate investment company, since 1992. Mr. Carter is currently a director of Paragon Real Estate Equity and Investment Trust.

Richard D. Farman Director since: 1997 Age: 68	Mr. Farman has served as Chairman Emeritus of Sempra Energy, an energy services holding company, since September 2000. From 1998 to 1999, he served as Chairman and CEO of Sempra Energy. From 1993 to 1998, he served as President, Chief Operating Officer and a director of Pacific Enterprises, an energy services company. From 1993 to 1995, he was Chief Executive Officer of Southern California Gas Company, a subsidiary of Pacific Enterprises. Mr. Farman is currently a director of UnionBanCal; KCET, a nonprofit public service television station; and Executive Service Corps of Southern California, a nonprofit organization that provides management consulting to the nonprofit community.

Christine Garvey Director since: 1995 Age: 58	Ms. Garvey has served as Global Head of Corporate Real Estate Services at Deutsche Bank AG London since May 2001. From December 1999 until April 2001, Ms. Garvey served as Vice President, Worldwide Real Estate and Workplace Resources at Cisco Systems, Inc. From 1997 to 1998, Ms. Garvey served as Group Executive Vice President, Commercial Real Estate Services Group of Bank of America NT&SA. From 1992 to 1997, Ms. Garvey served as Executive Vice President, Corporate Real Estate, Other Real Estate Owned, Sales and Property Management of Bank of America NT&SA.

Name of Nominee	Business Experience
William M. Kahane Director since: 1997 Age: 55	Mr. Kahane served as Non-Executive Chairman of our board of directors from May 1998 until May 2000. Mr. Kahane serves as Managing Director of GF Capital Management & Advisors LLC, a New York–based merchant banking firm, which offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a multi-client family office and portfolio management service company. From April 2000 until April 2003, he served as Chief Executive Officer and as a director of Peracon, Inc., an Internet platform that facilitates the purchase and sale of commercial real estate. Mr. Kahane is also a trustee of American Financial Realty Trust, a self-managed, self-administered real estate investment trust (REIT) focused on acquiring and operating properties leased to regulated financial institutions.

Leslie D. Michelson Director since: 1995 Age: 53	Mr. Michelson has served as Vice Chairman and Chief Executive Officer of Prostate Cancer Foundation (formerly CaP CURE), the world’s largest private source of prostate cancer research funding, since May 2002. From May 2002 until December 2002, he served as President and Chief Executive Officer of CaP CURE. From August 2001 to May 2002, Mr. Michelson served as an investor, advisor and/or director for a portfolio of entrepreneurial health care, technology and real estate companies. From March 2000 to August 2001, Mr. Michelson served as Chief Executive Officer and as a director of Acurian, Inc., an Internet company that accelerates clinical trials for new prescription drugs. From 1999 to March 2000, Mr. Michelson served as Managing Director of Saybrook Capital, LLC, an investment bank specializing in the real estate and health care industries. From June 1998 to February 1999, Mr. Michelson served as Chairman and Co-Chief Executive Officer of Protocare, a manager of clinical trials for the pharmaceutical industry and a provider of disease management services.

Deanna W. Oppenheimer Director since: 2001 Age: 46	Ms. Oppenheimer has served as President of the Consumer Group of Washington Mutual, Inc., a financial services company, since 2003, when the home lending and banking groups of Washington Mutual were joined. From 2000 to 2003, she served as President, Banking and Financial Services. She served as President, Consumer Banking from July 1999 to December 1999; and Executive Vice President, Consumer Banking from 1995 to July 1999. Ms. Oppenheimer is also Chair of the Board of Trustees of the University of Puget Sound.

Nelson C. Rising Director since: 1994 Age: 62	Mr. Rising has served as our Chairman of the Board and Chief Executive Officer since May 2000. From 1994 through May 2000, Mr. Rising served as our President and Chief Executive Officer and as a director.

Thomas M. Steinberg Director since: 1994 Age: 47	Mr. Steinberg has served as President of Tisch Family Interests since 1997. In this capacity, he manages and supervises investments for members of the Laurence A. Tisch and Preston R. Tisch families. From 1991 until 1997, he served as Managing Director of Tisch Family Interests. Formerly, he was a Vice President of Goldman Sachs & Co. Mr. Steinberg is currently a director of Cellegy Pharmaceuticals Inc., Gunther International, Ltd. and Infonxx, Inc.

The board of directors recommends a vote “FOR” the election as a director of each of the nominees listed above.

Consideration of Director Nominees

The Nominating Committee is responsible for identifying individuals qualified to become board members and recommending nominees for election to the board. The functions of the Nominating Committee and the nomination process are governed by the Nominating Committee Charter and our Corporate Governance Guidelines, both of which are located on our website at www.catellus.com. You can find more information about the Nominating Committee below under “Further Information Concerning the Board of Directors—Board Committees—The Nominating Committee.”

Director Qualifications

The board annually reviews the appropriate skills and characteristics of board members in the context of the current composition of the board. The board has approved the following board membership criteria in our Corporate Governance Guidelines:

♦	Integrity, character and independence of thought and judgment;

♦	Education, skills and experience in areas of importance to Catellus, including business, accounting, finance and management;

♦	Industry knowledge;

♦	Diversity of viewpoints and demographics;

♦	Ability to commit adequate time to serve on the board; and

♦	The fit of the individual’s skills and experience with those of other directors and potential directors in building a board that is responsive to the changing needs of Catellus.

Additionally, the Nominating Committee considers the following factors when considering the nomination for reelection of existing directors:

♦	Special expertise or experience that may be difficult to replace;

♦	Age and length of tenure;

♦	Performance as a director based on the Corporate Governance Guidelines;

♦	Change in employment, if it materially affects the skills or expertise for which the director was selected; and

♦	Interest in continuing to serve as a director.

The Nominating Committee also considers legal requirements for board or committee membership, including independence from management and financial expertise on the Audit Committee.

Identifying	and Evaluating Nominees for Directors

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for directors. Candidates may come to the attention of the Nominating Committee through current board members, professional search firms, stockholders or other persons. Information concerning candidates is distributed to the Nominating Committee in advance of committee meetings, and the candidates are evaluated at the meetings. The Nominating Committee evaluates all candidates using, at a minimum, the board membership criteria described above under “Director Qualifications.” For new candidates, the Nominating Committee may also request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. In connection with the evaluation, the Committee determines whether to interview the candidate, which may be conducted by one or more members of the Committee. After completing the evaluation and interview process, the Committee makes a recommendation of nominees to the full board.

Stockholder Nominees

The policy of the Nominating Committee is to consider properly submitted stockholder recommendations of director candidates and nominations of directors. Accordingly, stockholders may propose director candidates for consideration by the Nominating Committee. Stockholders may also submit nominations of directors for consideration at an annual meeting of stockholders. Any stockholder recommendation or nomination must be accompanied by appropriate supporting information regarding the identity and qualifications of the director candidate. The Corporate Secretary will forward any stockholder recommendations and nominations and supporting information to the Nominating Committee for consideration. Our Bylaws contain the requirements and procedures regarding nominations initiated by stockholders. The Bylaws may be obtained on our website at www.catellus.com. Stockholders also may contact Catellus’ Investor Relations Department at the address indicated below to obtain a copy of the Bylaws:

Investor Relations

Catellus Development Corporation

201 Mission Street, 2nd Floor

San Francisco, CA 94105-1851

See also “Submission of Stockholder Proposals for 2005 Annual Meeting” below.

Arrangements Regarding Nominees

Under the terms of Mr. Rising’s employment agreement, the board of directors is required to use its best efforts to cause Mr. Rising to continue to be elected as a member of the board of directors through December 31, 2006. See “Employment Agreements—Employment Agreement with Mr. Rising” below.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board of Directors Meetings

The board of directors held six meetings in 2003. Each director attended at least 75% of the total number of meetings in 2003 of the board and of the committees of which that director was a member.

Directors are strongly encouraged, but not required, to attend annual meetings. Generally, board and board committee meetings are scheduled in conjunction with annual meetings, which facilitates directors’ attendance at annual meetings. However, in 2003, the timing of our annual meeting deviated from the normal annual meeting timetable, and the annual meeting was held separately from board and board committee meetings. The annual meeting was delayed until September 26, 2003 to allow us to complete the process for the Form S-4 registration statement and combined proxy statement/prospectus related to the REIT conversion. Three directors attended the 2003 annual meeting.

Richard D. Farman, as the board’s Lead Independent Director, presides at each executive session of the board’s non-management directors. The board generally holds an executive session as a part of each board meeting. The Lead Independent Director’s role also includes advising the Chairman of the Board and Corporate Secretary on the agenda and materials for board meetings.

Number of Directors

Currently, the authorized number of directors is eleven. However, in February 2004, the board of directors approved an amendment to our Bylaws reducing the authorized number of directors to nine, effective at the time of our annual meeting on May 4, 2004. In view of the reduction in the board size and to facilitate the carrying out of Catellus’ policy of periodically rotating directors, Joseph F. Alibrandi and Cora M. Tellez have submitted their resignations from the board, effective at the time of the annual meeting.

Director Independence

In February 2004, the board of directors reviewed our non-management directors’ direct and indirect relationships with Catellus for purposes of determining whether they were independent. As permitted by the New York Stock Exchange corporate governance listing standards, the board adopted categorical standards to assist it in making determinations of independence. Under the categorical standards, the following commercial or charitable relationships are not considered to be material relationships that would impair a director’s independence:

(i)	If a Catellus director is an executive officer of another company that does business with Catellus and the sales to, or purchases from, Catellus are less than the greater of $1 million or 2% of such other company’s consolidated gross revenues;

(ii)	If a Catellus director is an executive officer of another company which is indebted to Catellus, or to which Catellus is indebted, and the total amount of either company’s indebtedness to the other is less than the greater of $1 million or 2% of such company’s total consolidated assets;

(iii)	If a Catellus director serves as an officer, director or trustee of a charitable organization, and Catellus’ discretionary charitable contributions to the organization are less than the greater of $200,000 or 2% of that organization’s total annual charitable receipts; or

(iv)	Any relationship or transaction that does not require disclosure in the proxy statement for Catellus’ next annual meeting of stockholders under applicable securities laws or regulations.

Each of our non-management directors met these categorical standards. In addition, none of our non-management directors has a relationship with Catellus that is prohibited under the New York Stock Exchange’s corporate governance listing standards. Accordingly, based on the satisfaction of these categorical standards and the absence of any prohibited relationships, the board affirmatively determined that, as of February 11, 2004, no non-management director had a material relationship with Catellus within the meaning of the listing standards and, therefore, that all ten of our non-management directors were independent under the listing standards.

Board Committees

The board of directors has established an Audit Committee, a Compensation and Benefits Committee, a Corporate Governance Committee and a Finance Committee. In addition, in December 2003, the board of directors established a Nominating Committee to perform the director nominating function previously performed by the Corporate Governance Committee. The Nominating Committee did not meet in 2003. No member of these committees, other than the Finance Committee, may be an employee of Catellus or any subsidiary. The current membership of each committee and the number of meetings each committee held in 2003, are as follows:

Name of Director	Audit	Compensation and Benefits	Corporate Governance	Finance	Nominating
Joseph F. Alibrandi*		Member	Member		Member
Stephen F. Bollenbach		Member		Chair
Daryl J. Carter	Chair			Member
Richard D. Farman Lead Independent Director	Ex Officio	Member	Chair	Ex Officio	Chair
Christine Garvey			Member	Member	Member
William M. Kahane	Member	Chair
Leslie D. Michelson	Member	Member
Deanna W. Oppenheimer			Member	Member
Nelson C. Rising, Chairman				Member
Thomas M. Steinberg	Member			Member
Cora M. Tellez*	Member		Member		Member
Number of Meetings in 2003	10	16	5	1	**

*	Mr. Alibrandi and Ms. Tellez will not stand for reelection at the annual meeting. (See “Number of Directors” above.)
**	Because the Nominating Committee was not formed until December 2003, the Committee did not meet in 2003.

The Audit Committee. The Audit Committee is composed of members who, on February 11, 2004, were determined by the board to be independent under the New York Stock Exchange listing standards and SEC regulations. The Committee:

♦	Is directly responsible for the appointment, compensation and oversight of our independent auditors that we engage to audit our financial statements.

♦	Pre-approves all non-audit services provided by our independent auditors, but only to the extent such services are not prohibited under applicable law and do not impair the independence of our independent auditors.

♦	Reviews the results of each audit by our independent auditors and discusses with them any factors, including, without limitation, the provision of any non-audit services, that may affect their independence.

♦	Reviews our interim and year-end financial statements with management and our independent auditors.

♦	Reviews our general policies and procedures regarding audits, accounting and financial controls, the scope and results of the auditing engagement and the extent to which we have implemented changes suggested by our independent auditors.

♦	Reviews Catellus’ guidelines and policies with respect to risk assessment and management.

♦	Reviews, with management and the independent auditors, the adequacy of Catellus’ general policies and procedures regarding internal accounting and auditing reporting controls.

♦	Reviews the effectiveness of Catellus’ system for monitoring compliance with laws and regulations.

♦	Reviews the responsibilities, budget and staffing of Catellus’ internal audit function.

♦	Reviews procedures for the receipt, retention and treatment of complaints received by Catellus regarding accounting, internal accounting controls or auditing matters.

♦	Establishes and reviews policies for hiring employees and former employees of independent auditors.

The full text of the Audit Committee Charter is attached as Annex A and is available on our website at www.catellus.com.

The Compensation and Benefits Committee. The Compensation and Benefits Committee is composed of members who, on February 11, 2004, were determined by the board to be independent under the New York Stock Exchange listing standards, and who are “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934 and “outside directors” under Section 162(m) of the Internal Revenue Code. The Committee:

♦	Reviews the performance of the Chief Executive Officer and sets the compensation of the Chief Executive Officer and, based on the recommendations of the Chief Executive Officer, of members of senior management reporting directly to the Chief Executive Officer.

♦	Reviews and, based on the Chief Executive Officer’s proposals, recommends to the board the establishment of incentive and equity-based plans for all employees and monitors the effectiveness of such plans.

♦	Approves awards to the Chief Executive Officer and certain members of senior management under Catellus’ performance award plans and other incentive plans.

♦	Reviews and recommends compensation for non-management directors.

The full text of the Compensation and Benefits Committee Charter is available on our website at www.catellus.com.

The Corporate Governance Committee. The Corporate Governance Committee is composed of members who, on February 11, 2004, were determined by the board to be independent under the New York Stock Exchange listing standards. The Committee:

♦	Reviews and recommends changes to documents and practices relating to the governance of Catellus, the board and its committees.

♦	Sets guidelines for governance of Catellus and criteria for the performance, and the evaluation of the performance, of directors.

♦	Develops and recommends changes to the Code of Ethics and reviews requests, if any, by directors and executive officers for waivers to the Code.

♦	Reviews and recommends board membership criteria.

♦	Reviews and recommends to the board committee and committee chair assignments.

♦	Reviews the performance of the Chairman, Lead Independent Director and board.

♦	Reviews outside activities of Catellus’ principal officers that would involve a material commitment of time, such as memberships on boards of other organizations.

♦	Oversees procedures by which stockholders communicate with the directors.

The full text of the Corporate Governance Committee Charter is available on our website at www.catellus.com.

The Nominating Committee. The Nominating Committee is composed of members who, on February 11, 2004, were determined by the board to be independent under the New York Stock Exchange listing standards. The Committee:

♦	Identifies individuals qualified to become board members and evaluates director candidates recommended by stockholders.

♦	Recommends nominees for election to the board.

♦	Evaluates the impact of changes in circumstances of directors, and the impact of directors’ simultaneous service on multiple boards, on their ability to serve effectively on our board.

The full text of the Nominating Committee Charter is available on our website at www.catellus.com.

The Finance Committee. The Finance Committee is composed of five members who, on February 11, 2004, were determined by the board to be independent under the New York Stock Exchange listing standards, and our Chief Executive Officer. The Committee:

♦	Reviews and approves financing arrangements and other transactions within a specified size range.

♦	Recommends to the board larger financing arrangements and other transactions.

Director Compensation

Each director who is not an employee of Catellus receives an annual retainer of $30,000, except Mr. Farman, our Lead Independent Director, who receives $100,000. The chair of each committee also receives an annual retainer of $3,000. In addition, each non-employee director receives fees of: (i) $1,250 for attendance at each meeting of the board of directors, (ii) $1,200 for attendance by members of the Audit Committee at each meeting of the Audit Committee and (iii) $1,000 for attendance at each meeting of any other board committee of which that director is a member, and, in Mr. Farman’s case, an ex officio member. Directors are also reimbursed for their out-of-pocket expenses for each board or committee meeting attended.

Each non-employee director also receives an automatic grant of an option to purchase 5,000 shares of common stock following each annual meeting of stockholders. The exercise price of each option is the closing stock price on the date of grant. Each option has a ten-year term and becomes exercisable in four equal installments on each of the first four anniversaries of the date of grant. Under the terms of Catellus’ 2003 Performance Award Plan, which was approved by stockholders at our 2003 annual meeting of stockholders, the board may award to each non-employee director restricted stock, which may be in addition to or in lieu of the annual stock option grant.

In addition, each non-employee director may irrevocably elect each year to defer any retainers or meeting fees for the following year and instead receive director stock units (“Director Stock Units”) in lieu of cash compensation. An election to defer must be made before the beginning of the calendar year in which the retainer or fee would otherwise be earned. The number of Director Stock Units to be credited to a director is calculated by dividing the amount of the deferred compensation by 90% of the closing price of our common stock on the date of the credit. We credit Director Stock Units on January 1 of each year for any deferred retainers, and they vest on a per diem basis over the course of that year. We credit Director Stock Units on December 31 of each year for any deferred meeting fees earned during that calendar year, and such units vest immediately. If a director dies, becomes disabled or a change of control occurs and the director’s service as a director terminates thereafter, any unvested Director Stock Units vest immediately and all Director Stock Units are immediately distributed. Each director receives a distribution of common stock pursuant to vested Director Stock Units on the earlier of a date previously selected by the director (which may not be less than three years after the election is made) or

January 1 following the director’s termination of service, except as described in the preceding sentence. We distribute common stock pursuant to Director Stock Units by issuing to the director an equivalent number of shares of our common stock, either in a lump sum or in a specified number of annual installments, as previously selected by the director. A Director Stock Unit has no voting rights until distributed as common stock.

When Catellus pays dividends, dividend equivalents are credited to the director’s already vested Director Stock Units in the form of additional Director Stock Units. The number of additional Director Stock Units is calculated by (i) multiplying the dividend equivalent amount by the number of already vested Director Stock Units and (ii) dividing the resulting amount by 90% of the closing price of our common stock on the dividend payment date.

These option grants and Director Stock Unit grants have been made pursuant to our amended and restated 1996 Performance Award Plan, our 2000 Performance Award Plan and our 2003 Performance Award Plan. Future automatic stock option grants and any grants of restricted stock to non-employee directors will be made, and Director Stock Units will be credited, pursuant to the 2003 Performance Award Plan.

Communication with the Board

Catellus has a policy for stockholders and other interested parties to communicate directly with directors. The policy is available on our website at www.catellus.com.

Policy Regarding Adoption of Any Future Stockholder Rights Plan

At Catellus’ 2003 annual meeting of stockholders, a majority vote was obtained on a stockholder proposal recommending that our board of directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

Because Catellus does not presently have a stockholder rights plan (commonly referred to as a poison pill), the stockholder proposal is applicable only as to any adoption by Catellus in the future of a stockholder rights plan. In that regard, by action of our board of directors in the first quarter of this year, it is now Catellus’ policy not to adopt a stockholder rights plan without submitting the plan to a non-binding stockholder vote either before or after the adoption. If the board adopts a stockholder rights plan prior to a stockholder vote, or materially amends or repeals this policy, the board will submit the plan, or the amendment or repeal of this policy, to a non-binding stockholder vote at the earlier of the next special or annual meeting of stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information about stockholders that beneficially own more than 5% of our common stock, based (unless otherwise indicated) on documents filed under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934.

Name and Address	Shares of Common Stock Beneficially Owned	Percent of Class(1)
Deutsche Bank AG (2) Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	8,856,383	8.6%
Third Avenue Management LLC (3) 622 Third Avenue, 32nd Floor New York, NY 10017-6715	7,961,925	7.7%
Stichting Pensioenfonds ABP (4) Oude Lindestraat 70 Postbus 2889, 6401 DL Heerlen The Kingdom of the Netherlands	7,542,600	7.3%
California Public Employees’ Retirement System (CalPERS) (5) Lincoln Plaza, 400 P Street, Room 3492 Sacramento, CA 95814-5345	7,252,930	7.0%
Cohen & Steers Capital Management, Inc. (6) 757 Third Avenue New York, NY 10017-2013	6,860,681	6.7%
AEW Capital Management, L.P. (7) World Trade Center East Two Seaport Lane Boston, MA 02110-2021	5,387,992	5.2%

(1)	Percentage ownership is calculated using Catellus’ total issued and outstanding common stock as of March 16, 2004.
(2)	Based on information in a Schedule 13G filed by Deutsche Bank AG on February 6, 2004.
(3)	Based on information in a Schedule 13G/A filed by Third Avenue Management LLC on February 12, 2004.
(4)	Based on information in a Schedule 13G/A filed by Stichting Pensioenfonds ABP on February 6, 2004.
(5)	Based on information, as of February 29, 2004, provided by CalPERS on March 18, 2004.
(6)	Based on information in a Schedule 13G filed by Cohen & Steers Capital Management, Inc. on February 17, 2004.
(7)	Based on information in a Schedule 13G filed by AEW Capital Management, L.P., AEW Capital Management, Inc., AEW Management and Advisors, L.P. and AEW Investment Group, Inc. on February 12, 2004.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows how much of our common stock each director and named executive officer beneficially owned, and the amount owned by all current directors and executive officers as a group, as of March 16, 2004. Each person has sole voting and investment power over the shares shown unless otherwise indicated.

Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Owned
Joseph F. Alibrandi (2)	56,859	*
Stephen F. Bollenbach (3)	38,157	*
Daryl J. Carter (4)	42,262	*
Richard D. Farman (5)	51,108	*
Christine Garvey (6)	48,976	*
William M. Kahane (7)	48,889	*
Leslie D. Michelson (8)	39,360	*
Deanna W. Oppenheimer (9)	11,525	*
Nelson C. Rising (10)	1,689,381	1.6%
Thomas M. Steinberg (11)	29,043	*
Cora M. Tellez (12)	20,232	*
Timothy J. Beaudin (13)	188,843	*
Ted Antenucci (14)	191,661	*
C. William Hosler (15)	203,585	*
Vanessa L. Washington (16)	71,441	*
All current directors and executive officers as a group (16 persons)	2,743,031	2.6%

*	Less than one percent.
(1)	In addition to shares held directly, the number of shares shown as beneficially owned includes (i) shares subject to options that are exercisable within 60 days of March 16, 2004; (ii) restricted stock and restricted stock units that vest within 60 days of March 16, 2004, and all unvested restricted stock and restricted stock units; and (iii) non-voting Director Stock Units which have been credited as described under “Further Information Concerning the Board of Directors—Director Compensation.” All Director Stock Units have vested, unless otherwise noted below.
(2)	Mr. Alibrandi. Includes 20,615 Director Stock Units, 1,382 of which were credited on January 1, 2004 and vest on a per diem basis over the course of the year; and 32,200 shares subject to options.
(3)	Mr. Bollenbach. Includes 19,129 Director Stock Units, 1,382 of which were credited on January 1, 2004 and vest on a per diem basis over the course of the year; and 19,028 shares subject to options.
(4)	Mr. Carter. Includes 23,708 Director Stock Units, 691 of which were credited on January 1, 2004 and vest on a per diem basis over the course of the year; and 10,245 shares subject to options.
(5)	Mr. Farman. Includes 26,346 shares subject to options.
(6)	Ms. Garvey. Includes 10,920 Director Stock Units, 345 of which were credited on January 1, 2004 and vest on a per diem basis over the course of the year; and 38,056 shares subject to options.
(7)	Mr. Kahane. Includes 35,915 Director Stock Units; and 10,245 shares subject to options.
(8)	Mr. Michelson. Includes 13,014 Director Stock Units, 1,036 of which were credited on January 1, 2004 and vest on a per diem basis over the course of the year; and 26,346 shares subject to options.
(9)	Ms. Oppenheimer. Includes 4,207 Director Stock Units, 1,382 of which were credited on January 1, 2004 and vest on a per diem basis over the course of the year; and 7,318 shares subject to options.

(10)	Mr. Rising. Includes 468,332 shares subject to options and 495,328 shares underlying unvested restricted stock units. This figure does not include 32,677 shares held by the Rising Family Foundation, a nonprofit charitable foundation of which Mr. Rising and his wife are the sole directors, and 5,432 shares held by the trusts of which Mr. Rising’s adult son, Christopher Rising, is trustee. Mr. Rising disclaims beneficial ownership of the shares held by the Rising Family Foundation and the shares held in trust by his son.
(11)	Mr. Steinberg. Includes 8,303 Director Stock Units, 691 of which were credited on January 1, 2004 and vest on a per diem basis over the course of the year; and 10,245 shares subject to options.
(12)	Ms. Tellez. Includes 10,779 Director Stock Units, 1,382 of which were credited on January 1, 2004 and vest on a per diem basis over the course of the year; and 7,318 shares subject to options.
(13)	Mr. Beaudin. Includes 11,302 shares of restricted stock that vest within 60 days of March 16, 2004; 85,700 shares of unvested restricted stock; and 81,841 shares subject to options.
(14)	Mr. Antenucci. Includes 9,284 shares underlying restricted stock units that vest within 60 days of March 16, 2004; and 148,569 shares underlying all unvested restricted stock units.
(15)	Mr. Hosler. Includes 7,266 shares underlying restricted stock units that vest within 60 days of March 16, 2004; and 149,873 shares underlying all unvested restricted stock units.
(16)	Ms. Washington. Includes 5,651 shares underlying restricted stock units that vest within 60 days of March 16, 2004; and 65,790 shares underlying all unvested restricted stock units.

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Compensation and Benefits Committee of our board of directors shall not be incorporated by reference into any such filing and shall not otherwise be deemed filed under either Act, except to the extent we specifically incorporate this information by reference.

This report is presented by the Compensation and Benefits Committee (“Compensation Committee”) of the board of directors of Catellus Development Corporation (“Company”). In this report, we will describe:

♦	The process for setting compensation policy

♦	The compensation policy for certain executive officers of the Company

♦	Compensation of the Chairman and Chief Executive Officer for 2003

Process for Setting Compensation Policy

The Compensation Committee, which is composed entirely of independent outside directors, sets the Company’s compensation policies. The Compensation Committee makes all material decisions regarding the compensation of the Chairman and Chief Executive Officer, Nelson C. Rising. Based on the recommendations of Mr. Rising, the Compensation Committee also reviews and approves the compensation of the executive officers of the Company (“Senior Executives”).

The Compensation Committee has retained Mercer Human Resource Consulting to advise it generally on the development and implementation of incentive compensation programs and to assess compensation practices of comparable real estate companies. As part of the assessment, Mercer considers a composite of companies that reflects the breadth of the Company’s activities within the real estate industry and examines the Company’s ability to attract and retain outstanding employees in light of their alternative opportunities. The list of companies considered in this analysis is reevaluated and updated periodically.

The Compensation Committee also retained FPL Associates Compensation, a division of FPL Associates L.P., to advise it in connection with the effect of the REIT conversion on stock options held by Senior Executives and employees of Catellus and its operating subsidiaries.

The Compensation Committee integrates the Company’s compensation policy with its business plan and goals. The Compensation Committee believes that the Company’s compensation program has contributed materially to stockholder value because it has made the compensation of Senior Executives substantially dependent upon the accomplishment of the Company’s goals to enhance stockholder value. The Compensation Committee continuously monitors the Company’s executive compensation program, and makes modifications when it believes that these modifications will improve the program and will further enhance stockholder value.

To that end, we have made significant changes to the compensation program for 2004, due in large part to the REIT transition. Those changes are described below in “Compensation Policy for Senior Executives—Compensation for 2004.”

Compensation Policy for Senior Executives

It is the policy of the Compensation Committee to establish specific compensation programs that:

♦	Provide a competitive total compensation opportunity, the actual level of which is commensurate with performance, to attract, retain and focus highly talented executives.

♦	Emphasize achievement of important financial, operational and strategic objectives.

♦	Link compensation to performance by establishing meaningful performance objectives tied to the Company’s strategic direction, operating plan and stock price performance.

The compensation program for Senior Executives in 2003 consisted of base salaries, cash bonuses, and long-term incentives in the form of restricted stock, with a major proportion of the total compensation opportunity in bonuses and long-term incentive compensation. The Compensation Committee believes that having a substantial portion of compensation contingent upon performance aligns the interests of Senior Executives with those of stockholders and enhances value to stockholders. In the view of the Compensation Committee, the program fully satisfied these goals in 2003.

Base Salaries

Base salaries for Senior Executives are determined by evaluating the Senior Executive’s responsibilities, experience and skills, and by reference to the competitive marketplace for executives, including a comparison to base salaries for comparable positions at comparable businesses with some executives above the median and some below. Base salaries of the Senior Executive group, on average, approximated the median of base salaries of executives with similar responsibilities at comparable businesses. With the addition of performance-based bonuses, the total cash compensation of some of the Company’s Senior Executives reached or exceeded the 75th percentile, commensurate with performance, compared to total cash compensation at comparable businesses.

Cash Bonuses

In 2003, the Compensation Committee established for each Senior Executive a set of goals that was required to be met to attain various levels of bonus, up to 312.5% of base salary for Mr. Rising and at varying levels up to 250% of base salary for other Senior Executives. The actual award amount for each Senior Executive is determined by evaluating the performance of the Senior Executive in comparison to established goals. The most heavily weighted goals for Senior Executives in 2003 were goals relating to the growth of the Company, as measured by earnings per share, both in actual terms and relative to the performance of peer companies, and planned growth of earnings per share for the coming year, as approved by the board of directors.

Long-Term Incentives

Consistent with the provisions of the 2000 Performance Award Plan, the Company has historically made periodic grants of stock options to executives, senior managers and other key employees. In 2000, the Company made grants of stock options to several Senior Executives designed to cover three years of long-term incentives, and a grant to Mr. Rising designed to cover five years of long-term incentives.

Since a significant portion of the Company’s stockholder returns will be provided through dividends rather than stock price appreciation, stock options are a less attractive long-term incentive vehicle for our executives. Therefore, other vehicles such as restricted stock and a newly designed Long-Term Incentive Plan are being used.

In 2003, the Company granted Senior Executives, other than Mr. Rising, restricted stock awards under the 2003 Performance Award Plan that was approved by the Company’s stockholders in 2003.

2003 Transition Arrangements

In recognition of the REIT conversion, the Committee addressed changes to both historic compensation and go-forward compensation for Mr. Rising and select Senior Executives.

In conjunction with FPL, the Committee concluded that vested employee stock options (“Vested Options”) should be adjusted in accordance with their terms and FASB Interpretation No. 44 (“FIN 44”) to take into account the special distribution of accumulated earnings and profits (“E&P distribution”) that was paid by the Company in December 2003. Under FIN 44, because the option holders did not receive the E&P distribution, the number of shares subject to Vested Options increased and the strike prices were reduced in order to maintain the same “in the money” value of the options and the same ratio of strike price to fair market value after the E&P distribution as before.

With respect to unvested employee stock options (“Unvested Options”), the Committee concluded that, because Unvested Options cannot be exercised until they vest so that the holders could not receive either the E&P distribution or future dividends, the holders of Unvested Options should be offered the opportunity to exchange their Unvested Options for restricted stock of the Company. In order to permit such an exchange offer, the Committee recommended, and the board of directors and the stockholders approved, an amendment to the 2000 Performance Award Plan that removed a limitation on the aggregate number of shares that could be issued as certain share-based awards, including restricted stock and restricted stock units.

Under the exchange offer, each eligible employee who held outstanding stock options to purchase shares of the Company’s common stock that were unvested as of December 1, 2002 was given a one-time opportunity to exchange those options for a replacement award of restricted stock, or, for those who were eligible, restricted stock units, to be granted by the Company under the 2000 Performance Award Plan. The number of replacement awards issued in exchange for the tendered options was calculated pursuant to a specified exchange ratio, determined by multiplying the Black-Scholes value of each of the tendered options by 85%. The exchange offer commenced on October 1, 2003 and expired on October 29, 2003. Each replacement award vests in three equal annual installments (subject to acceleration of vesting under certain circumstances), with the first installment vesting on the first anniversary of the date of grant. The tendered options were cancelled on October 29, 2003, the expiration date of the offer, and the replacement awards were granted on November 3, 2003. The non-employee members of our board of directors did not participate in the exchange offer.

This table provides certain information as to the options exchanged by each of the named executive officers in the stock option exchange offer and the replacement grants made with respect to those exchanged options. All of the named executive officers were eligible to participate in the exchange offer and those who participated elected to receive restricted stock units, or RSUs. Mr. Beaudin elected not to participate in the exchange offer.

Name and Title	Cancellation Date(1)	Number of Securities Underlying Options Cancelled (#)	Market Price of Stock at Time of Cancellation ($)(2)	Exercise Price at Time of Cancellation ($)	Number of RSUs Granted (#)(3)	Length of Original Option Term Remaining at Date of Cancellation(4)
Nelson C. Rising Chairman and Chief Executive Officer	10/29/03	600,000 (5/2/00 award)	$26.27	$13.50	262,476	26 months
	10/29/03	500,000 (12/24/01 award)	$26.27	$18.13	181,350	98 months
Timothy J. Beaudin Executive Vice President	—	—	—	—	—	—
Ted R. Antenucci President, Catellus Commercial Development Corporation	10/29/03	33,334 (12/18/98 award)	$26.27	$14.75	12,121	61 months
	10/29/03	60,200 (5/2/00 award)	$26.27	$13.50	26,335	79 months
	10/29/03	37,500 (10/20/00 award)	$26.27	$17.75	13,013	84 months

C. William Hosler Senior Vice President and Chief Financial Officer	10/29/03	75,000 (7/15/99 award)	$26.27	$16.00	26,891	69 months
	10/29/03	72,240 (5/2/00 award)	$26.27	$13.50	31,602	79 months
Vanessa L. Washington Senior Vice President and General Counsel	10/29/03	100,000 (12/12/01 award)	$26.27	$17.45	37,516	97 months

(1)	Represents the date that the options were cancelled, which was the date the exchange offer expired.
(2)	Market price is the closing price of the Company’s common stock on October 29, 2003.
(3)	Reflects the aggregate number of restricted stock units granted to each named executive officer in exchange for the cancellation, in accordance with the terms of the exchange offer, of the stock options set forth under “Number of Securities Underlying Options Cancelled.” The replacement awards of RSUs were granted on November 3, 2003. The number of RSUs granted does not reflect the acquisition of additional RSUs in the special earnings and profits distribution in connection with the Company’s conversion to a REIT. (See the Summary Compensation Table below—footnote 3 under “Restricted Stock/RSUs—Year-End Holdings and Value.”)
(4)	Rounded to the nearest month.

In April 2003, the Committee approved the grant of restricted stock or restricted stock units to Mr. Beaudin, Mr. Antenucci, Mr. Hosler and Ms. Washington to encourage these Senior Executives to continue with the Company through the REIT conversion. The grants were conditioned upon the Senior Executives continuing to be employed by the Company when the board of directors determined that the REIT conversion had been completed. The board of directors made this determination on January 5, 2004 and the Committee granted an aggregate of 195,595 restricted shares and restricted stock units to these Senior Executives on January 7, 2004. Each award vests in three annual installments (subject to acceleration of vesting under certain circumstances), with the first installment vesting on the first anniversary of the date of the grant.

Compensation in 2004

The Committee has made significant changes to the compensation program for 2004 and subsequent years, due in large part to the REIT transition. These changes affect the annual cash bonus, long-term incentive and transition incentive parts of the program.

The principal financial measure for determining annual cash bonuses will be based on funds from operations (“FFO”), instead of earnings per share. FFO is the performance measure most commonly used by REITs. Because we are still in transition from a C corporation to a REIT, we will use “core segment” FFO. Core segment FFO includes (1) the management and leasing of our rental portfolio; (2) development activities, which focus on acquiring and developing suburban commercial business parks for our own rental portfolio and selling land and/or buildings that we have developed to users and other parties; and (3) select land development opportunities where we can utilize our land development skills with minimal capital investment. While target incentive opportunities will remain unchanged for most executives, the maximum opportunity for most executives will be less than in prior years, which will be consistent with competitive REIT practice. Executives will be able to attain various levels of bonuses, up to 187.5% of base salary for Mr. Rising and up to 150% of base salary for other Senior Executives based upon achievement of predetermined goals.

There is a newly designed Long-Term Incentive Plan under the 2003 Performance Award Plan for Senior Executives other than Mr. Rising and Mr. Beaudin. These Senior Executives have been granted performance units that are deemed for bookkeeping and payment purposes to represent shares of the Company’s common stock and are credited with reinvested dividends. The plan consists of three-year rolling cycles, starting with the 2004–2006 cycle, with a new cycle starting each year. Each year, eligible executives will be granted a target number of performance units. During the performance period, performance unit values will move with the stock price and dividends will “purchase” additional performance units. The number of performance units that ultimately vest may vary from 0.0x to 1.5x the amount of the performance unit account based on Company performance in terms of Total Stockholder Return performance relative to the NAREIT 50 index. Earned awards will be paid 50% in common stock and 50% in cash and will be fully vested following the performance period. The Compensation Committee believes that the long-term ongoing success of the Company at building stockholder value will be met by this new plan.

In addition, there is a Transition Incentive Plan under which Senior Executives have been granted performance units, with vesting contingent upon the Company reaching certain transition milestones, for the period of 2004 through 2006. Performance units as to which performance targets have not bee achieved by the end of 2006 will be forfeited. Vested performance units will be paid out entirely in common stock.

The Compensation Committee expects to make additional changes to the compensation program, as needed, to reflect the Company’s evolving needs.

Compensation of the Chairman and Chief Executive Officer

Compensation for 2003

In accordance with his existing employment agreement and the bonus plan for Senior Executives adopted for 2003, Mr. Rising received a base salary of $753,000 in 2003 and was eligible for a target bonus of 125% of his base salary and a maximum bonus of 312.5% of his base salary. For 2003, the Compensation Committee awarded Mr. Rising a cash bonus of $2,211,000, which represented 294% of his base salary. The bonus award was made in recognition of his effective leadership of the Company, as demonstrated by:

♦	The outstanding results of the Company’s operations in 2003, with a 22.8% increase in earnings per share over 2002, as adjusted for the effects of the REIT conversion.

♦	The Company’s successful conversion to a REIT.

♦	Successfully managing the transition of the Company’s business and personnel from a C corporation to a REIT.

Compensation for 2004

In 2004, Mr. Rising will receive an annual salary of $790,000 effective January 1 per his employment agreement, and will be eligible for the annual cash bonus plan and the Transition Incentive Plan. Mr. Rising will not participate in the newly designed Long-Term Incentive Plan.

Certain Tax Matters

U.S. tax law limits the deductibility for federal income tax purposes of certain compensation paid to the Chief Executive Officer or any of the four other most highly compensated executive officers. The Company intends to structure the compensation program to maximize the deductibility of compensation to the extent feasible, consistent with the goals for its executive compensation programs. The Committee, however, may design programs that recognize a full range of performance criteria important to our success, even where compensation payable under such programs may not be deductible. Since the Company intends to qualify as a REIT under the Internal Revenue Code, the Committee does not believe that the payment of compensation that is not deductible for federal income tax purposes will have material adverse consequences for the Company as long as the Company distributes 90% of its taxable income.

Compensation and Benefits Committee

William M. Kahane, Chair

Joseph F. Alibrandi

Stephen F. Bollenbach

Richard D. Farman

Leslie D. Michelson

COMPENSATION OF EXECUTIVE OFFICERS

The Company’s compensation program for executive officers in 2003 consisted of base salaries, cash bonuses and long-term incentive awards in the form of restricted stock. Prior to 2003, long-term incentive awards took the form of stock options. In 2003, the Company changed to restricted stock awards vesting over a three-year period because it is expected that a significant portion of the Company’s stockholder returns as a REIT will come in the form of dividends. In addition, in connection with the REIT conversion, in 2003 the Company offered holders of certain unvested stock options the opportunity to cancel those options and exchange them for restricted stock or restricted stock units (“RSUs”) vesting over a three-year period. See “Report of the Compensation and Benefits Committee” above for a discussion of the Company’s compensation philosophy generally and for information on 2003 compensation decisions and the stock option exchange offer. The Summary Compensation Table below includes under the caption “Restricted Stock Awards” information with respect to both (a) the restricted stock and RSUs granted as long-term incentive awards in 2003 and (b) RSUs issued in the stock option exchange offer. Note 3 to the Summary Compensation Table contains a breakdown between the two.

SUMMARY COMPENSATION TABLE

This table shows, for the last three years, compensation information for the Company’s Chief Executive Officer and the next four most highly compensated executive officers (based on salary and bonus) during 2003. We refer to each of these officers as a “named executive officer.”

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options (#)	All Other Compensation ($)(4)
Nelson C. Rising	2003	$752,472	$2,211,000	$3,901	$9,923,949	—	$1,061,986
Chairman and	2002	716,625	1,885,000	—	—	—	1,131,485
Chief Executive Officer	2001	682,512	1,919,530	—	—	500,000(5)	2,060,634
Timothy J. Beaudin	2003	463,510	1,207,667	24,037	748,916	—	10,016
Executive Vice President	2002	450,000	1,094,667	16,403	—	—	9,515
	2001	374,554	841,500	12,930	—	—	8,664
Ted R. Antenucci (6)	2003	411,409	987,000	27,996	1,766,037	—	10,016
President, Catellus	2002	—	—	—	—	—	—
Commercial Development Corporation	2001	—	—	—	—	—	—
C. William Hosler	2003	309,310	710,000	1,018	2,244,949	—	10,016
Senior Vice President and	2002	281,190	663,000	—	—	—	9,515
Chief Financial Officer	2001	272,999	484,575	—	—	—	8,664
Vanessa L. Washington (7)	2003	242,986	327,000	471	1,213,316	—	10,016
Senior Vice President and	2002	250,000	410,000	58	—	—	9,515
General Counsel	2001	13,302	—	—	—	100,000(5)	—

(1)	Bonus includes (a) performance-based annual awards earned in that year, whether or not paid in a subsequent year; (b) a special bonus of $166,667 paid to Mr. Beaudin in each of April 2002 and April 2003 pursuant to his memorandum of understanding discussed in “Employment Agreements” below; and (c) a hiring bonus of $130,000 paid to Ms. Washington in April 2002.

(2)	Perquisites. Perquisites did not, in the aggregate, exceed the lesser of $50,000 or 10% of the total salary and bonus for any named executive officer.

Deferred Compensation Declared Rate Subaccount. The amounts listed represent earnings in 2003 in excess of 120% of the applicable federal rate on amounts deferred by the named executive officer into a Declared Rate subaccount (as described below). Each of the named executive officers is eligible to participate in a non-qualified deferred compensation program (the “Deferred Compensation Program”). Under this program, an executive may elect to defer a portion of his or her base salary, and a portion or all of his or her bonus. Amounts deferred are credited to a bookkeeping account for the executive, together with the investment returns or losses (“Earnings”) that would have accrued to the account if it were invested in various investment options selected by the executive. An executive who retires at age 59½ or who has more than ten years of service will be vested in an additional 25% of positive Earnings. Amounts deferred under this program into the Declared Rate subaccount are credited with a rate (the “Declared Rate”) based on the 120-month rolling average of ten-year U.S. Treasury Notes as of August 31 of the preceding year (rate is enhanced after age 59½ or ten years of service). Amounts deferred into the other subaccounts in the Deferred Compensation Program are subject to fluctuations in value, depending on the performance of the simulated financial investments selected by the executive.

(3)	Restricted Stock/RSUs—Date of Grant Value. The amounts shown in this column represent the market value of the shares of the Company’s common stock subject to the restricted stock and RSUs awarded to the named executive officers in fiscal 2003, based on the closing price of the Company’s common stock on the date of grant. More information regarding these restricted stock and RSU awards is presented below.

As noted above, certain of the RSU awards were granted to named executive officers in exchange for certain unvested options that were tendered and cancelled as part of the Company’s stock option exchange offer program (the “Stock Option Exchange Program”). The following chart breaks out, as to the restricted stock and RSU awards reflected in the above Summary Compensation Table, the grant date market value of the shares subject to the RSU awards granted to each named executive officer that relate to the Stock Option Exchange Program and the grant date market value of the shares subject to the restricted stock or RSU awards otherwise granted to the named executive officer.

	Grant Date Value of Exchange Offer Awards	Grant Date Value of Other Awards	Total Grant Date Value
Nelson C. Rising	$9,923,949	$0	$9,923,949
Timothy J. Beaudin	0	748,916	748,916
Ted R. Antenucci	1,150,847	615,190	1,766,037
C. William Hosler	1,307,903	937,046	2,244,949
Vanessa L. Washington	838,858	374,458	1,213,316

Stock Option Exchange Program. Messrs. Rising, Antenucci and Hosler and Ms. Washington, received RSU awards in connection with the Stock Option Exchange Program covering 443,826 shares, 51,469 shares, 58,493 shares and 37,516 shares, respectively, of the Company’s common stock. Messrs. Rising, Antenucci and Hosler and Ms. Washington, tendered for cancellation stock options covering 1,100,000 shares, 131,034 shares, 147,240 shares and 100,000 shares, respectively, of the Company’s common stock in order to receive those RSU awards. The RSUs awarded in connection with the Stock Option Exchange Program were granted on November 3, 2003 and the grant date value of these awards is based on the closing price of the Company’s common stock on that date ($22.36). Mr. Beaudin elected not to participate in the Stock Option Exchange Program. More information regarding the Stock Option Exchange Program, as well as more information on the options cancelled pursuant to that program, is presented above under the “Report of the Compensation and Benefits Committee—Compensation Policy for Senior Executives—2003 Transition Arrangements” (including the table on page 19).

Other Awards. The other awards reflected in the above Summary Compensation Table consist of the following:

♦	On October 1, 2003, Mr. Beaudin was granted 30,382 restricted shares of the Company’s common stock and Messrs. Antenucci and Hosler and Ms. Washington were granted RSUs covering 24,957 shares, 19,531 shares and 15,191 shares, respectively, of the Company’s common stock. The grant date value for each of these awards is based on the closing price of the Company’s common stock on the grant date ($24.65).

♦	On November 3, 2003, RSUs covering 20,376 shares of the Company’s common stock were granted to Mr. Hosler. The grant date value for this award was based on the closing price of the Company’s common stock on the grant date ($22.36).

Restricted Stock/RSUs—Year-End Holdings and Value. On December 31, 2003, the named executive officers held the total number of shares of restricted stock or RSUs indicated in the following chart. The year-end value of the total number of restricted shares or RSUs, as indicated below, is based on the closing price ($24.12) of the Company’s common stock on December 31, 2003.

Name	Total Year-End Restricted Holdings	Year-End Value
Nelson C. Rising	495,328	$11,947,311
Timothy J. Beaudin	33,907	817,837
Ted R. Antenucci	85,294	2,057,291
C. William Hosler	109,817	2,648,786
Vanessa L. Washington	58,822	1,418,787

In December 2003, the Company paid a special earnings and profits (“E&P”) dividend in connection with the REIT conversion. Holders of restricted stock have dividend rights, and holders of RSUs have dividend equivalent rights. The E&P distribution was made to restricted stockholders in a combination of cash and restricted stock or RSUs. Holders of restricted stock received additional restricted shares, and holders of RSUs received additional RSUs. The total year-end restricted holdings presented in the foregoing chart includes the additional restricted shares and RSUs granted as a result of the special E&P dividend.

Restricted Stock/RSUs—Vesting Schedule. Subject to acceleration of vesting in certain circumstances, all of the restricted stock and RSU awards referred to above that were granted on October 1, 2003 vest in three equal installments beginning on May 1, 2004, and all of the restricted stock and RSU awards that were granted on November 3, 2003 vest in three equal annual installments from the grant date.

Restricted Stock/RSUs—Rights. Holders of restricted stock have voting and dividend rights with respect to their restricted shares. Holders of RSUs do not have voting or dividend rights, but do have the right to receive dividend equivalent payments with respect to their RSUs.

(4)

All Other Compensation. The amounts listed for 2003 represent (a) contributions of $4,000 to each of the named executive officers’ Profit Sharing & Savings Plan and Trust accounts; (b) a $6,016 matching 401(k) contribution for each named executive officer; (c) for Mr. Rising, a life insurance premium of $51,970; and (d) for Mr. Rising, a $1,000,000 contribution to Mr. Rising’s account under the Deferred Compensation Plan, which represents the “Annual Credit” for 2003 made to such account as a retirement benefit pursuant to the terms of the employment agreement with Mr. Rising described below under “Employment Agreements.” The amounts listed for 2002 represent (a) contributions of $4,000 to the affected named executive officers’ Profit Sharing & Savings Plan and Trust accounts; (b) a $5,515 matching 401(k) contribution for each specified named executive officer; (c) for Mr. Rising, a life insurance premium of $51,970 and a one-time payment of $70,000 awarded by the Compensation and Benefits Committee, which was deferred until Mr. Rising’s retirement; and (d) for Mr. Rising, a $1,000,000 million contribution to Mr. Rising’s account under the Deferred Compensation Plan, which represents the “Annual Credit” for 2002 made to such account as a retirement benefit pursuant to the terms of the employment agreement with

Mr. Rising described below under “Employment Agreements.” The amounts listed under 2001 represent (a) contributions of $8,664 to each of the affected named executive officers’ Profit Sharing & Savings Plan and Trust accounts; (b) for Mr. Rising, a life insurance premium of $51,970; and (c) for Mr. Rising, a $2,000,000 contribution to Mr. Rising’s account under the Deferred Compensation Plan, which represents the replacement for, and full satisfaction of, the Company’s obligations to provide a retirement benefit with respect to 2001 and 2000 under Mr. Rising’s prior employment agreement, according to the terms of the employment agreement with Mr. Rising described below under “Employment Agreements.”

(5)	All of the options were tendered and cancelled as part of the Company’s Stock Option Exchange Program conducted in connection with the REIT conversion. The Stock Option Exchange Program is described above under the “Report of the Compensation and Benefits Committee—Compensation Policy for Senior Executives—2003 Transition Arrangements” (including the table on page 19).

(6)	Mr. Antenucci became an executive officer of the Company in June 2003; however, the information provided is for the full 2003 calendar year.

(7)	Ms. Washington joined the Company in December 2001 and was elected Senior Vice President and General Counsel effective as of January 14, 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

This table shows stock option exercises by named executive officers during 2003 and the value of unexercised options held by named executive officers at the end of 2003.

	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at December 31, 2003 (#)		Value of Unexercised In-the-Money Options at December 31, 2003(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Nelson C. Rising	1,650,000	$24,584,198	468,332	0	$5,896,300	$0
Timothy J. Beaudin	659,700	8,195,317	0	105,726	0	1,331,090
Ted R. Antenucci	353,966	3,296,014	0	0	0	0
C. William Hosler	392,760	2,980,075	0	0	0	0
Vanessa L. Washington	0	0	0	0	0	0

(1)	The amounts in this column are calculated as follows:

♦	if upon exercising the stock options, the named executive officer kept the shares he acquired, then by averaging the high and low market prices of the Company’s stock on the date of exercise to get the “market price,” or

♦	if upon exercising the stock options, the named executive officer sold the shares he acquired, then by using the sale price as the “market price,”

♦	then subtracting the option exercise price from the market price to get the “value realized per share,” and

♦	then multiplying the value realized per share by the number of shares acquired upon exercise.

The amounts in this column may not represent amounts actually realized by the named executive officers.

(2)	The amounts in this column are calculated by:

♦	subtracting the option exercise price from the December 31, 2003 closing price ($24.12) per share of the Company’s common stock to get the “value per option,” and

♦	then multiplying the value per option by the number of exercisable or unexercisable options, as applicable.

The amounts in this column may not represent amounts that will actually be realized by the named executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 22, 2000, we made an unsecured loan of $1,000,000 to Mr. Rising, Chairman of our board of directors and Chief Executive Officer, pursuant to the terms of his employment agreement. Principal is payable in three equal installments on the first three anniversaries of the termination of Mr. Rising’s employment. Interest on the unpaid principal at the rate of 5.87% per annum is payable on February 28 of each year until all principal and interest amounts are paid in full.

In February 2004, Mr. Rising entered into a lease for an apartment located in San Francisco, California, owned by Third and King LLC, a joint venture in which Catellus Land and Development Corporation, a wholly owned subsidiary of the Company, is a 28.57% member and the managing member. Mr. Rising’s rent for the apartment is $7,400 per month and the lease is for a term of one year. The Company believes that Mr. Rising is paying fair market rental for the apartment and that the transaction is fair to the Company.

In April 1999, we made an interest-free loan of $500,000 to Mr. Beaudin, our Executive Vice President, for the purchase or construction of a residence in connection with his relocation to the Denver, Colorado area, pursuant to the terms of his memorandum of understanding. The loan was secured by a junior deed of trust on the residence and the pledge of certain of Mr. Beaudin’s stock options. Principal was payable in installments of $166,666 on each April 6 of 2002 and 2003, and $166,667 on April 6, 2004. The loan was repaid in full on June 12, 2003.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2003, Messrs. Alibrandi, Bollenbach, Farman, Kahane and Michelson served as members of the Compensation and Benefits Committee. None of the members of the Compensation and Benefits Committee has ever been an employee or officer of Catellus.

EMPLOYMENT AGREEMENTS

Summarized below are the employment agreements or memoranda of understanding with our named executive officers. The Compensation and Benefits Committee may award different or additional compensation from that which is described below. See “Report of the Compensation and Benefits Committee” above.

Employment Agreement with Mr. Rising

We have an employment agreement with Mr. Rising that provides that he will serve as Chairman and Chief Executive Officer until December 31, 2006, and that the board of directors will use its best efforts to cause him to continue to be elected as a member of the board throughout the term of his employment. The employment agreement provides for a minimum base salary that will be increased by 5% each year, stock option awards, as well as an annual target bonus that is approved by the Compensation and Benefits Committee. For more information regarding our compensation program, see “Report of the Compensation and Benefits Committee” above.

Mr. Rising’s current employment agreement also provides for a retirement benefit comprised of an annual contribution (“Annual Credit”) to his account in Catellus’ Deferred Compensation Plan, to be made after the determination of his bonus for each calendar year, in an amount equal to the present value of an annuity that would (i) pay to Mr. Rising, during his lifetime, an amount equal to 5% of the sum of his average annual salary and bonus earned for the three calendar years completed immediately prior to the date on which the Annual Credit is determined and (ii) pay to Mr. Rising’s wife after his death, if she survives him, for her lifetime, one-

half of the annual amount payable to Mr. Rising. In the event that Mr. Rising’s employment with Catellus terminates by reason of death, disability, constructive discharge (such as reduction in his salary or maximum bonus potential or a failure to elect him as a member of the board) or without cause, Catellus will credit Mr. Rising’s Deferred Compensation Plan account with an amount equal to the product of the Annual Credit and the number of years between January 1 of the year in which termination occurs and December 31, 2006. The agreement provides that the Annual Credit in any year will not exceed $1,000,000 and the total Annual Credits will not exceed $7,000,000. On January 1, 2002, Catellus credited Mr. Rising’s Deferred Compensation Plan account with $2,000,000 as a replacement for, and in full satisfaction of, Catellus’ obligations to provide a retirement benefit under Mr. Rising’s prior employment agreement.

Mr. Rising’s employment can be terminated by either party at any time, with or without cause. If Mr. Rising’s agreement is terminated for any reason other than for cause or his voluntary resignation, he will receive a pro rata share of that year’s target bonus payment. In addition, if we terminate his employment for any reason other than for cause, or in the event of his death, disability or constructive discharge, Mr. Rising is entitled to receive, over a period of up to 24 months, payments in the aggregate equal to two times his average annual salary and bonus for the three preceding years, and all of his stock options will become immediately exercisable.

If, however, Mr. Rising is constructively discharged or terminated without cause within 12 months after a change of control of Catellus, then he will, instead, receive a lump sum payment of three times his average annual salary and bonus for the three preceding years. In addition, all of his stock options will become immediately exercisable. If Mr. Rising incurs an excise tax under Section 4999 of the Internal Revenue Code (relating to “excess parachute payments”) with respect to any payments he receives from Catellus and the acceleration of the vesting of his options, and if his “excess parachute payments” are at least 110% of the amount of the parachute payments that he could have received without being subject to any excise tax under Section 4999, we will make a “gross-up” payment to Mr. Rising to make him whole for this excise tax and any income and employment taxes which apply to the gross-up payment.

For these purposes, a change of control generally includes:

♦	Acquisitions of 25% or more of our voting stock by one person or group;

♦	Changes in membership on our board of directors such that directors who are currently on the board of directors, and those nominated by the then-current directors, are no longer a majority of the board;

♦	Consummation by our stockholders of any reorganization in which our stockholders before the reorganization do not own at least 50% of the voting stock of Catellus or the surviving entity after the reorganization; or

♦	Consummation by our stockholders of any complete liquidation or dissolution of Catellus, or of any sale of substantially all of our assets.

Pursuant to the terms of Mr. Rising’s prior employment agreement, Catellus provided him with an unsecured loan of $1,000,000 on December 22, 2000. For more information regarding this loan, see “Certain Relationships and Related Transactions” above.

Memorandum of Understanding with Mr. Beaudin

Prior to December 30, 2003, Mr. Beaudin’s employment was governed by a Memorandum of Understanding (“Prior MOU”) dated as of February 7, 2001, and amended July 31, 2003. Mr. Beaudin’s Prior MOU provided for a minimum base salary subject to annual review, as well as an annual target bonus approved by the Compensation and Benefits Committee. For more information regarding our compensation program, see “Report of the Compensation and Benefits Committee” above. In addition, the Prior MOU provided that Mr. Beaudin was entitled to receive a special bonus of $166,667 on each April 6 of 2002, 2003 and 2004, if he (i) remained continuously employed by the Company throughout the period ending on the date the special bonus payment was otherwise due, and (ii) did not sell any common stock of the Company on or before the date the special bonus payment was otherwise due, unless the stock was acquired pursuant to the exercise of an option that was scheduled to expire by its terms within one year of the date of exercise (“Soon-to-Expire Options”).

This prohibition against selling shares of the Company common stock unless they were acquired from the exercise of Soon-to-Expire Options was part of the security arrangement for an interest-free relocation loan made by the Company to Mr. Beaudin in the amount of $500,000 on April 6, 1999. For more information regarding this loan, see “Certain Relationships and Related Transactions” above.

Mr. Beaudin repaid the relocation loan in full on June 12, 2003, and the reason for the security arrangement no longer existed. Therefore, the Prior MOU was amended to provide that Mr. Beaudin would still be eligible for the special bonus even if he sold shares of Catellus common stock, regardless of whether they were acquired from the exercise of Soon-to-Expire Options.

Under the terms of the Prior MOU, Mr. Beaudin’s employment could be terminated by either party at any time, with or without cause. If we terminated his employment for any reason other than for cause, or in the event of his death or disability, or if he resigned for “good reason” (such as reduction in his salary or requirement that he relocate his principal residence), Mr. Beaudin was entitled to receive, over a 24-month period, payments in the aggregate equal to two times his average annual salary and bonus for the three prior years and all of his stock options became immediately exercisable.

If, however, Mr. Beaudin was terminated without cause or resigned for “good reason” within 12 months after a change of control, then he would, instead, receive a lump sum payment of three times his average annual salary and bonus for the three preceding years, and all of his stock options would become immediately exercisable. Mr. Beaudin was also entitled to receive a gross-up payment for any excise tax liability he might incur, on the same terms and conditions as in Mr. Rising’s employment agreement, described above. A change of control had the same meaning as in Mr. Rising’s employment agreement.

On December 30, 2003, we entered into an Amended and Restated Memorandum of Understanding (the “Current MOU”) with Mr. Beaudin, which provides that he will continue to serve as Executive Vice President of the Company through March 31, 2005. Mr. Beaudin’s position is being eliminated in our restructuring efforts to operate more efficiently, consistent with a focus on new development of industrial product. In that regard, Mr. Beaudin was advised of the restructuring in 2003 but was asked to continue to work on the REIT transition and other special projects through March 31, 2005. If the restructuring had been deemed to result in a substantial reduction of Mr. Beaudin’s authority, responsibilities or duties, then under the terms of the Prior MOU, Mr. Beaudin could have elected to resign for “good reason” and receive the termination benefits described above.

To encourage Mr. Beaudin to stay through the transition period, the Company agreed to enter into the Current MOU, which provides many of the same benefits as his Prior MOU but excludes the ability to resign for “good reason” and receive termination payments if the Company reduces Mr. Beaudin’s authority, responsibilities or duties. In addition, the Current MOU contains certain provisions to provide incentive for Mr. Beaudin to stay through the transition period and to assure Mr. Beaudin that he does not jeopardize benefits that he may have been entitled to receive if he could have resigned for “good reason” under the Prior MOU.

The terms of the Current MOU provide that Mr. Beaudin’s minimum base salary will remain the same during the transition period. He will remain eligible for the annual target bonus for 2004 and for a pro rata annual bonus for 2005. In some instances described below, Mr. Beaudin will be eligible for a pro rata portion of the 2004 and/or 2005 bonus based on completion of the performance criteria through his termination date, even if he leaves prior to March 31, 2005. Mr. Beaudin will also be eligible to receive the last special bonus payment due

April 6, 2004, as long as he is not terminated for cause and does not leave without “good reason” prior to that date.

As provided in the Prior MOU, either party may terminate Mr. Beaudin’s employment at any time, with or without cause. If Mr. Beaudin remains with the Company until March 31, 2005, the Current MOU provides for termination benefits similar to those under the Prior MOU if Mr. Beaudin had resigned for “good reason,” except that the termination payments are paid in a lump sum equal to an aggregate of two times his average annual salary and bonus for 2001, 2002 and 2003 (“Termination Payments”). Additionally, Mr. Beaudin’s restricted stock, subject to three-year vesting provisions, will become immediately vested, as will his outstanding stock options.

The Current MOU provides for the following termination benefits if Mr. Beaudin’s employment terminates prior to March 31, 2005. If we terminate his employment for any reason other than for cause, or in the event of his death or disability, or if Mr. Beaudin resigns for “good reason,” Mr. Beaudin will receive the Termination Payments in a lump sum and a pro rata annual bonus, and his options and restricted stock will fully vest. If Mr. Beaudin resigns without “good reason” or he is dismissed for cause prior to March 31, 2005, the Termination Payments will be paid out over 24 months and he will be paid the 2004 annual bonus only if such resignation or termination occurs after December 31, 2004. In addition, in the case of dismissal for cause, his stock options and restricted stock will immediately vest.

Similar to the Prior MOU, if Mr. Beaudin is terminated without cause or resigns for “good reason” within 12 months after a change of control, he will, in lieu of the Termination Payments, receive a lump sum payment of three times his average annual salary and bonus for 2001, 2002 and 2003 and any outstanding annual or special bonus payment, and all of his stock options and restricted stock will become immediately vested. Mr. Beaudin will also be entitled to receive a gross-up payment for any excise tax liability he might incur, on the same terms and conditions as Mr. Rising. A change of control here has the same meaning as in the Prior MOU.

Memorandum of Understanding with Mr. Antenucci

We have a Memorandum of Understanding with Mr. Antenucci that provides that he will serve as President of Catellus Commercial Development Corporation, a subsidiary of the Company. The MOU provides for a minimum base salary subject to annual review, as well as an annual target bonus that is approved by the Compensation and Benefits Committee. For more information regarding our compensation program, see “Report of the Compensation and Benefits Committee” above.

Mr. Antenucci’s employment may be terminated by either party at any time, with or without cause. If we terminate his employment for any reason other than for cause, or in the event of his death or disability, or if he resigns for “good reason” (such as reduction in his salary or reduction in his responsibilities), Mr. Antenucci is entitled to receive, over a 24-month period, payments in the aggregate equal to two times his average annual salary and bonus for the three preceding years, and all of his stock options will become immediately exercisable.

If, however, Mr. Antenucci is terminated without cause or resigns for “good reason” within 12 months after a change of control, then he will, instead, receive a lump sum payment of three times his average annual salary and bonus for the three preceding years, and all of his stock options will become immediately exercisable. Mr. Antenucci is entitled to receive a gross-up payment for any excise tax liability he may incur, on the same terms and conditions as Mr. Rising. A change of control here has the same meaning as in Mr. Rising’s employment agreement, described above.

Memorandum of Understanding with Mr. Hosler

We have a Memorandum of Understanding with Mr. Hosler that provides that he will serve as Senior Vice President and Chief Financial Officer. The MOU provides for a minimum base salary subject to annual review, as well as an annual target bonus that is approved by the Compensation and Benefits Committee. For more information regarding our compensation program, see “Report of the Compensation and Benefits Committee” above.

Mr. Hosler is subject to the same termination provisions as are described above with respect to Mr. Antenucci’s agreement.

Memorandum of Understanding with Ms. Washington

We have a Memorandum of Understanding with Ms. Washington that provides that she will serve as Senior Vice President and General Counsel. The MOU provides for a minimum base salary subject to annual review, as well as an annual target bonus that is approved by the Compensation and Benefits Committee. For more information regarding our compensation program, see “Report of the Compensation and Benefits Committee” above.

Ms. Washington’s employment may be terminated by either party at any time, with or without cause. If we terminate her employment for any reason other than for cause, or if she resigns for “good reason” (such as reduction in her salary or reduction in her responsibilities), Ms. Washington is entitled to receive payments in the aggregate equal to her then one year base salary and 100% of her targeted annual bonus for the calendar year, prorated for actual months of service during such year, and all of her stock options awards will become immediately exercisable.

If, however, Ms. Washington is terminated without cause or resigns for “good reason” within 12 months after a change of control, then she will, instead, receive a lump sum payment of two times her average annual salary and bonus for the two preceding years, and all of her stock options will become immediately exercisable. A change of control here has the same meaning as in Mr. Rising’s employment agreement, described above.

COMPARISON OF CUMULATIVE TOTAL RETURNS

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following performance graph shall not be incorporated by reference into any such filing and shall not otherwise be deemed filed under either Act, except to the extent we specifically incorporate this information by reference.

The following graph compares the five-year return on a $100 investment in our common stock with the return on a similar investment in the Standard & Poor’s MidCap 400 Stock Index and the NAREIT Total Return Equity Index, assuming reinvestment of dividends. The returns shown below are not necessarily indicative of future performance.

FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN

(ASSUMES $100 INVESTMENT ON 12/31/1998)

Total Return Analysis

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Catellus Development Corporation	$100.0	$89.5	$122.3	$128.6	$138.7	$202.0
S&P MidCap 400	$100.0	$114.7	$134.8	$134.0	$114.5	$155.3
NAREIT Total Return Equity Index	$100.0	$95.4	$120.5	$137.3	$142.6	$195.5

REPORT OF THE AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Audit Committee of our board of directors shall not be incorporated by reference into any such filing and shall not otherwise be deemed filed under either Act, except to the extent we specifically incorporate this information by reference.

The Audit Committee of the Catellus Development Corporation (“Company”) board of directors is composed of five independent directors (as determined by the board on February 11, 2004) and operates under a written charter adopted by the board. Each member of the Audit Committee is “independent” as defined in the New York Stock Exchange listing standards and the regulations adopted by the Securities and Exchange Commission (“SEC”) under the Sarbanes-Oxley Act of 2002. The current members of the Audit Committee are Daryl J. Carter (Chair), William M. Kahane, Leslie D. Michelson, Thomas M. Steinberg and Cora M. Tellez. The board has determined that Mr. Carter qualifies as an audit committee financial expert as defined in SEC regulations adopted under the Sarbanes-Oxley Act.

Management is responsible for internal accounting and financial controls, the financial reporting process, the internal audit function and compliance with legal and ethics programs. The Company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on that audit. The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the board of directors. In addition, the Audit Committee is responsible for the appointment, evaluation and compensation of our independent auditors.

In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) and other relevant auditing standards.

PricewaterhouseCoopers LLP has also provided to the Audit Committee the written disclosures and letter regarding auditor independence required by the American Institute of Certified Public Accountants, and the Audit Committee has discussed with PricewaterhouseCoopers LLP its independence from the Company.

Based on the Audit Committee’s discussion with management and PricewaterhouseCoopers LLP and its review of management’s representations and the unqualified report of PricewaterhouseCoopers LLP to the board of directors, the Audit Committee recommended that the board of directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

Audit Committee

Daryl J. Carter, Chair

William M. Kahane

Leslie D. Michelson

Thomas M. Steinberg

Cora M. Tellez

AUDITOR FEES AND INDEPENDENCE

Audit Fees

The following table shows the aggregate fees billed or expected to be billed for professional services rendered by PricewaterhouseCoopers LLP, for the fiscal years ended December 31, 2003 and December 31, 2002, for (i) the audit of our annual consolidated financial statements and reviews of the financial statements included in our Forms 10-Q and 10-K and (ii) audits of consolidated subsidiaries.

	2003	2002
Audit Fees	$532,000	$533,250

Audit-Related Fees

The following table shows the aggregate fees billed or expected to be billed for assurance and related services rendered by PricewaterhouseCoopers LLP, for the fiscal years ended December 31, 2003 and December 31, 2002. These fees were billed for the following services: (i) employee benefit plan audits, (ii) audits of joint ventures and other equity method investments, (iii) consultation concerning financial accounting standards primarily related to the REIT conversion and (iv) preliminary procedures supporting the 2003 certification of internal controls under Rule 404 of the Sarbanes-Oxley Act of 2002.

	2003	2002
Audit-Related Fees	$243,000	$145,500

Tax Fees

The following table shows the aggregate fees billed or expected to be billed for tax services rendered by PricewaterhouseCoopers LLP, for the fiscal years ended December 31, 2003 and December 31, 2002. These fees were billed for the following services: (i) tax compliance, including the preparation of original and amended tax returns (“Tax Compliance Fees”), and (ii) tax consultation and planning primarily related to the REIT conversion (“Tax Consultation Fees”).

	2003	2002
Tax Compliance Fees	$33,100	$25,200
Tax Consultation Fees	$392,167	$195,350

Total Tax Fees	$425,267	$220,550

All Other Fees

The following table shows the aggregate fees billed or expected to be billed for services rendered by PricewaterhouseCoopers LLP, other than the services covered in “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above, for the fiscal years ended December 31, 2003 and December 31, 2002. For 2002, fees were billed for services relating to information technology consulting. For 2003, license fees were billed for the provision of accounting and reporting technical research software.

	2003	2002
All Other Fees	$1,400	$11,699

Determinations by Audit Committee

The Audit Committee of the board of directors determined in early 2003 that the provision of certain non-audit services in 2003 was compatible with maintaining the independent auditors’ independence. In 2003, the

Audit Committee pre-approved the provision by PricewaterhouseCoopers LLP of tax services to the Company for 2003 related to (1) the REIT conversion, (2) tax compliance work involving the preparation, review and/or filing of federal and state tax returns of the Company and/or its subsidiaries and joint ventures and (3) tax advisory work for general transactions. In 2003, the Audit Committee also pre-approved the provision by PricewaterhouseCoopers LLP of audit services for the Company’s joint ventures and partnerships and the annual audit of the Company’s 401(k) plan. During 2003, our management periodically provided status reports to the Audit Committee regarding details of the non-audit services performed by PricewaterhouseCoopers LLP prior to the date of the report and regarding the fees for such services.

For 2003, 99.99% of all of the services provided that are described above under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved by the Audit Committee. The only service for 2003 that was not pre-approved was the provision by PricewaterhouseCoopers LLP of accounting and reporting technical research software, for which the Company paid $1,400 in license fees. Based on regulations adopted on May 6, 2003 by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002, the pre-approval requirement with respect to this service is considered waived because of (a) the amount of the license fees is de minimis; (b) the Company did not recognize this service to be a non-audit service at the time the service was obtained; and (c) this service was promptly brought to the attention of the Audit Committee and approved by it before the completion of the audit for 2003.

After February 2002, in anticipation of the establishment by the Securities and Exchange Commission of pre-approval requirements, the Audit Committee began pre-approving non-audit services. Therefore, approximately 80% of services provided for 2002 that are described under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and stockholders who own more than 10% of our stock to file reports of ownership and any changes in ownership with the Securities and Exchange Commission. A Form 4 for Jaime Gertmenian was filed one day late due to technical difficulties filing the form online. This day-late filing occurred during the month preceding the month in which the Commission implemented, for a period of one year, a one-day grace period for late online filings. Based solely on our review of copies of the Section 16(a) reports, and on written statements from our executive officers and directors, we believe that all other required reports of executive officers and directors were filed on time in 2003.

CODE OF ETHICS

Catellus has a Code of Ethics that applies to directors and all of its employees, including the Chief Executive Officer, Chief Financial Officer and Controller. The Code of Ethics is available on Catellus’ website at www.catellus.com and is available in print free of charge to any stockholder who requests a copy. Any such request should be addressed and sent to: Investor Relations, Catellus Development Corporation, 201 Mission Street, 2nd Floor, San Francisco, California 94105.

INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP has been selected as our independent auditors by the Audit Committee of our board of directors, and has audited our financial statements for 2003. A representative of PricewaterhouseCoopers LLP will be present at our 2004 annual meeting and will be available to answer questions. The representative will have an opportunity to make a statement if he or she decides to do so.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Under our Bylaws, and as permitted by the rules of the Securities and Exchange Commission, a stockholder must follow certain procedures to submit a proposal nominating persons for election as directors or introducing an item of business at our annual meeting of stockholders. A copy of these procedures, including specific information that must be contained in a notice of proposal, may be obtained by contacting our Corporate Secretary at 201 Mission Street, 2nd Floor, San Francisco, California 94105. In addition, our Bylaws containing these procedures are posted on our website at www.catellus.com.

If you would like to have your proposal included in our proxy statement and form of proxy voting card for presentation at our 2005 annual meeting of stockholders, or if you would like to introduce your proposal at our 2005 annual meeting, it must be received by our Corporate Secretary by December 2, 2004.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Catellus Development Corporation, or Catellus, files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports, proxy statements and other information at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the SEC Public Reference Room. The SEC also maintains a website that contains these reports and other documents at www.sec.gov. In addition, you may find many of the documents referred to in this proxy statement on Catellus’ website at www.catellus.com.

OTHER MATTERS

The board of directors of Catellus knows of no other business to be presented at the annual meeting. In the event that other matters properly come before the annual meeting, the persons named as proxies will vote on them in accordance with their best judgment.

ANNEX A

AUDIT COMMITTEE CHARTER

1.	PURPOSE

The purposes of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Catellus Development Corporation (the “Company”) are to assist the Board with the oversight of (a) the integrity of the Company’s financial statements, (b) compliance with legal and regulatory requirements, (c) the qualifications and independence of the independent auditor, and (d) the performance of the Company’s internal audit function and independent auditors.

2.	RESPONSIBILITIES

2.1	Engagement and Oversight of the Relationships with the Independent Auditor

The Committee shall:

a)	Have the sole authority to hire, retain, evaluate, and, where appropriate, terminate and replace the independent auditor.

b)	Have the sole authority to approve all audit engagement fees and terms.

c)	Pre-approve, or establish policies or procedures regarding pre-approval of, all non-audit services to be provided by the independent auditor, to the extent permissible under applicable laws and regulations and provided such services are compatible with maintaining the independent auditor’s independence.

d)	Obtain and review annually a report by the independent auditor describing: (1) the independent auditor’s internal quality-control procedures; (2) any material issues raised by the most recent internal quality-control review or peer review of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; (3) all relationships between the independent auditor and the Company, including an assessment of whether any non-audit services provided complies with applicable laws and regulations and is compatible with maintaining the auditor’s independence; and (4) procedures adopted to ensure audit partner rotation and “conflicts of interest” practices (with respect to the audit of the Company’s financial statements), as well as the content and timeliness of communications to the Committee, comply with applicable laws and regulations.

e)	Evaluate the qualifications, performance and independence of the independent auditor and lead partner of the independent auditor, taking into account the opinions of management and the personnel responsible for the internal audit function; and consider whether it is appropriate to rotate the lead audit partner to assure auditor independence. The Audit Committee shall present its conclusions with respect to the independent auditor to the full Board.

f)	Review with the independent auditor the scope, planning and staffing of the audit.

2.2	Oversight of Financial Reporting Matters—Quarterly and Periodically

The Committee shall quarterly:

a)	Review with management and the independent auditor:

1)	major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles;

2)	any major issues as to adequacy of the Company’s internal controls and any special audit steps adopted in light of any material control deficiencies;

3)	the development, selection and disclosure of critical accounting policies;

4)	analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements;

5)	the effect of regulatory and accounting initiatives as well as any off-balance sheet structures;

6)	any correspondence with regulators or governmental agencies or employee or third party complaints relating to matters that may materially impact the Company’s financial statements; and

7)	the Company’s quarterly financial statements, including disclosures made in the management’s discussion and analysis, prior to the filing of the Form 10-Q.

b)	Discuss with management the types of information contained in and the manner of presentation of (1) the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, and (2) financial information and earnings guidance provided to analysts and rating agencies.

c)	Discuss with the independent auditor the scope and quality of the internal accounting and financial reporting controls in effect.

The Committee shall periodically discuss with the independent auditor the degree of cooperation of management and any difficulties encountered in the course of the audit work and management’s response, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

2.3	Oversight of Financial Reporting Matters—Annual

The Committee shall annually:

a)	Review with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

b)	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, the discussion shall include:

1)	the adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditor, the personnel responsible for the internal audit function or management;

2)	the management letter provided by the independent auditor and the Company’s response to that letter;

3)	the degree of cooperation of management and any difficulties encountered in the course of the audit work and management’s response, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management; and

4)	any accounting adjustments noted or proposed by the independent auditor.

2.4	Risk Assessment and Risk Management

The Committee will review the Company’s guidelines and policies with respect to risk assessment and management, as well as the Company’s major financial risk exposures and steps management has taken to monitor and control such exposures.

2.5	Internal Controls

The Committee shall review with management and the independent auditor:

a)	At least annually, the adequacy of the Company’s general policies and procedures regarding internal accounting and financial reporting controls and any material issues raised by the most recent internal quality-control review.

b)	Management’s disclosure to the Committee of any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and any material weaknesses in internal controls.

c)	Any fraud disclosed to the Committee, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

2.6	Compliance with Legal and SEC Reporting Requirements

The Committee will:

a)	Review annually the effectiveness of the Company’s system for monitoring compliance with laws and regulations and the results of management’s investigation of any alleged fraudulent acts or accounting irregularities.

b)	Review and approve the report required by the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

2.7	Internal Audit

The Committee shall review the responsibilities, budget and staffing of the Company’s internal audit function (which may be performed by employees or outsourced). The Committee shall monitor and review the sufficiency of the Company’s internal audit function through quarterly meetings with the personnel responsible for the internal audit function.

2.8	Complaint Procedures regarding Accounting Matters

The Committee shall review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. Such procedures shall also provide for the confidential and anonymous submission by the Company’s employees of concerns regarding any questionable accounting or auditing matters.

2.9	Establishment of Company Hiring Policies for Employees of Independent Auditor

The Committee shall establish and periodically review policies for the hiring of employees or former employees of the independent auditor.

2.10	Review of Committee Charter

The Committee shall annually review and assess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

2.11	Annual Evaluation of Performance

The Committee will conduct an annual review and evaluation of its conduct and performance.

2.12	Performance of Additional Responsibilities

The Committee shall perform such other functions as the Board may from time to time assign to the Committee.

3.	COMPOSITION

The Committee shall consist of three or more Directors, each of whom shall satisfy the applicable independence requirements under the New York Stock Exchange (“NYSE”), SEC, and any other applicable rules or regulations. Additionally, each member shall satisfy the financial literacy qualifications of the NYSE and at least one member shall qualify as an audit committee financial expert as defined by the SEC.

Committee members shall be elected annually by the Board at the first meeting of the Board following the annual stockholders meeting. The Board shall elect one of the Committee members as the Committee Chair. The Board may remove a member of the Committee, with or without a formal recommendation by the Corporate Governance Committee, by a majority vote of the Board. Members shall not simultaneously serve on the audit committees of more than two other public companies.

The Committee may delegate any of its responsibilities to a subcommittee, as the Committee may deem appropriate in its sole discretion, to the extent such delegation is consistent with applicable laws and regulations governing the Committee’s operations and function.

4.	MEETINGS

The Committee will meet as necessary and at least quarterly. The Committee will meet in executive session, without management present, as appropriate.

A majority of the members of the Committee shall constitute a quorum. A majority of the members present shall decide any matter brought before the Committee. Unless the Board or Committee adopts other procedures, the provisions of the Company’s Bylaws pertaining to meetings of the Board shall govern the conduct of meetings of the Committee.

The Committee will meet separately and periodically in executive session with the Company officers, personnel responsible for the internal audit function, and the independent auditor. The Committee may also invite to meetings such other persons that the Committee deems appropriate to carry out its responsibilities under this Charter.

5.	COMMITTEE RESOURCES AND ACCESS TO INDEPENDENT ADVICE

In addition to its sole authority to retain and terminate the independent auditors, the Committee shall have the authority to retain independent professionals, outside counsel, and any other advisors as the Committee may deem appropriate in its sole discretion to carry out its duties under this Charter. The Company shall make available resources necessary for the Committee to carry out its duties.

Company counsel (both in-house and outside) will be responsible to provide the Committee with regularly updated advice covering the overall legal and regulatory responsibilities of the Committee and the Company, including any materials and analyses requested by the Committee.

6.	COMMUNICATION WITH THE BOARD

The Committee will maintain full, open, and candid communications with the Board. Following each Committee meeting, the Committee shall present to the Board at the next Board meeting a summary of the Committee’s activities. Without limitation, the Committee shall review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and the independence of the Company’s independent auditors, or the performance of the internal audit function.

7.	STATEMENT OF POLICY

While the Committee has the responsibilities and powers set forth in this charter, the fundamental responsibility for the Company’s financial statements and disclosure rests with management and the independent auditor. It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These are the duties of management and the independent auditor. Nor is it the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Company’s compliance program.

Adopted February 11, 2004

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

CATELLUS DEVELOPMENT CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 4, 2004

The undersigned hereby appoints Nelson C. Rising and Vanessa L. Washington, or either of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of CATELLUS DEVELOPMENT CORPORATION to be held at the PALACE HOTEL, Ralston Room, 2 New Montgomery Street, San Francisco, California, on May 4, 2004, at 9:00 A.M. (California time), and any adjournment thereof, and to vote the number of shares of common stock, as indicated on the reverse side, that the undersigned would be entitled to vote if personally present.

STOCKHOLDERS ARE URGED TO VOTE THEIR PROXIES IN ONE OF THE THREE WAYS INDICATED ON THE REVERSE SIDE. VOTING BY THE INTERNET OR TELEPHONE IS LESS COSTLY TO THE COMPANY.

(Continued, and to be marked, dated and signed, on the reverse side)

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic voting instruction form.

CATELLUS DEVELOPMENT CORPORATION 201 MISSION STREET, 2nd FLOOR SAN FRANCISCO, CA 94105

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL –

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Catellus Development Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Internet or by telephone, you do not need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒ CDPRX KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CATELLUS DEVELOPMENT CORPORATION

This proxy will be voted as directed. The Board of Directors recommends a vote FOR Proposal 1.

If no direction is provided, this proxy will be voted as recommended by the Board of Directors.

Vote on Proposals

1. Proposal 1 – Election of Directors	For All	Withhold All	For All Except
1) Stephen F. Bollenbach	☐	☐	☐
2) Daryl J. Carter
3) Richard D. Farman
4) Christine Garvey 5) William M. Kahane 6) Leslie D. Michelson 7) Deanna W. Oppenheimer 8) Nelson C. Rising 9) Thomas M. Steinberg	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below:

2.	On any other business that may properly come before the meeting or any adjournment thereof, this proxy will be voted according to the best judgment of Nelson C. Rising and Vanessa L. Washington, or either of them.

Your signature below should correspond exactly with the name appearing on the certificate evidencing your common stock. If more than one name appears, all should sign. Joint owners should each sign personally.

	Yes	No
Please indicate if you plan on attending this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN THE BOX]	Date	Additional Signature (for joint owners)	Date